Exhibit 12(a)
[DATE]
Investment Managers Series Trust
235 W. Galena Street
Milwaukee, Wisconsin 53212

Kinetics Mutual Funds, Inc.
470 Park Avenue South
New York, New York 10016

Re: Agreement and Plan of Reorganization by and among Investment Managers
                 Series Trust and Kinetics Mutual Funds, Inc., dated [DATE]

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of transactions contemplated in the above Agreement and Plan of Reorganization (the “Reorganization Agreement”).

Background

Investment Managers Series Trust (“IMST”) is a Delaware statutory trust consisting of multiple investment portfolios, one of which is Horizon Spin-off and Corporate Restructuring Fund (the “Predecessor Fund”).  Kinetics Mutual Funds, Inc. (“Kinetics”) is a Maryland corporation consisting of multiple investment portfolios, one of which is Kinetics Spin-off and Corporate Restructuring Fund (the “Successor Fund”).  IMST and Kinetics are open-end investment management companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.  The Successor Fund is newly formed and, aside from a single share issued for a nominal amount to Kinetics Asset Management LLC (or an affiliate thereof) that is being redeemed for such amount in connection with the Transaction, has no existing shareholders or assets.
On this date, the Predecessor Fund will transfer all of its assets and liabilities to the Successor Fund in exchange for shares in the Successor Fund.  The Predecessor Fund will then distribute the Successor Fund shares to the holders of Predecessor Fund shares, pro rata on a class-by-class basis, in exchange for those Predecessor Fund shares, in liquidation of the Predecessor Fund, and the existence of the Predecessor Fund will be terminated.  All of the above steps will constitute the “Transaction.”  After this date, the Successor Fund will continue the investment operations of the Predecessor Fund.

For purposes of this opinion, we have relied on certain written representations of officers of IMST and Kinetics, copies of which are attached hereto, and have assumed those representations to be true.  We have also assumed that the

Investment Managers Series Trust
Kinetics Mutual Funds, Inc.
[DATE]

Reorganization Agreement has been duly authorized by the parties and approved by the shareholders of the Predecessor Fund, and the appropriate documents have been filed with the appropriate government agencies.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

Conclusions

Based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations currently in effect, current published administrative positions of the Internal Revenue Service, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Combined Proxy Statement and Prospectus dated [DATE] (the “Proxy-Prospectus”), and the Reorganization Agreement), and subject to the limitations set forth below, it is our opinion that, for Federal income tax purposes:

(1)
the Transaction will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Predecessor Fund and the Successor Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)
the Predecessor Fund will recognize no gain or loss (a) upon the transfer of its assets to the Successor Fund in exchange for the Successor Fund shares and the assumption of the liabilities of the Predecessor Fund or (b) upon the distribution of the Successor Fund shares to the shareholders of the Predecessor Fund;

(3)
the Successor Fund will recognize no gain or loss upon the receipt of the assets of the Predecessor Fund in exchange for the Successor Fund shares and the assumption of the liabilities of the Predecessor Fund;

(4)
the tax basis in the hands of the Successor Fund of each asset of the Predecessor Fund transferred to the Successor Fund in the Transaction will be the same as the tax basis of that asset in the hands of the Predecessor Fund immediately before the transfer;

(5)	the holding period of each asset of the Predecessor Fund in the hands of the Successor Fund will include the period during which that asset was held by the Predecessor Fund;

Investment Managers Series Trust
Kinetics Mutual Funds, Inc.
[DATE]

(6)	the shareholders of the Predecessor Fund will recognize no gain or loss upon their receipt of the Successor Fund shares (including fractional shares) in the Transaction;

(7)
the aggregate tax basis of the Successor Fund shares (including fractional shares) received by each shareholder of the Predecessor Fund will equal the aggregate tax basis of the Predecessor Fund shares surrendered in exchange therefor;

(8)
the holding period of the Successor Fund shares (including fractional shares) received by each Predecessor Fund shareholder will include the holding period of the Predecessor Fund shares surrendered in exchange therefor, provided that the Predecessor Fund shares are held by that shareholder as capital assets on the date of the exchange;

(9)	the Successor Fund will succeed to and take into account the tax attributes of the Predecessor Fund described in Section 381(c) of the Code; and

(10)	the taxable year of the Predecessor Fund will not end on the date of the Closing, but will instead continue as the taxable year of the Successor Fund.

Investment Managers Series Trust
Kinetics Mutual Funds, Inc.
[DATE]

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues discussed herein.  We express no opinion relating to any Federal income tax matter except on the basis of the facts described above.  Additionally, we express no opinion on the tax consequences under foreign, state or local laws.  In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions.  Such laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such change could affect the validity of the opinion set forth above.  Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of the form of this opinion as an exhibit to the N-14 Registration Statement and to the reference to us under the heading “OTHER INFORMATION – LEGAL MATTERS” in the Proxy-Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,

DRINKER BIDDLE & REATH LLP